Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of Powell Max Limited (the “Company”) of our report dated April 28, 2025, relating to the audit of the consolidated statements of financial position of the Company as of December 31, 2023 and 2024, and the related consolidated statements of profit or loss and other comprehensive income, changes in equity, and cash flows in each of the year for the three years period ended December 31, 2022, 2023 and 2024 and the related notes, included in the Company’s Form 20-F filed on April 28, 2025.

We hereby also consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated May 2, 2025, relating to the audit of the consolidated statements of financial position of Miracle Media Production Limited as of March 31, 2023 and 2024, and the related consolidated statements of profit or loss and other comprehensive income, changes in equity, and cash flows in each of the year for the two years period ended March 31, 2023 and 2024 and the related notes included in the Company’s Form 6-K filed on May 2, 2025.

We also consent to the reference to our Firm under the heading “Experts” in such Registration Statement.

/s/ WWC, P.C.
San Mateo, California	WWC, P.C.
March 3, 2026	Certified Public Accountants
PCAOB ID: 1171